Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On September 2, 2025, the Company announced that it completed the sale of FibroGen International (Hong Kong) Ltd., (including its subsidiaries, “FibroGen China”) to AstraZeneca Treasury Limited (“AstraZeneca”), for a total consideration of approximately $220 million, subject to certain customary adjustments as set forth in the purchase agreement, comprised of $85 million in enterprise value and approximately $135 million in net cash held in China (collectively, the “Transaction”). At closing of the Transaction, the Company also repaid its senior secured term loan facilities with Morgan Stanley Tactical Value (“MSTV”) for approximately $81 million. In addition, the Company also entered into certain related transaction agreements at the closing, including a transition services agreement and other customary agreements.

The following unaudited pro forma condensed consolidated financial information is intended to illustrate how the above transactions contemplated would affect the historical financial statements of FibroGen if the transactions contemplated therein had been consummated at an earlier time as indicated herein.

The unaudited pro forma condensed consolidated financial information is derived, in part, from, and should be read in conjunction with, FibroGen’s historical consolidated financial statements and notes thereto, as presented in its Quarterly Report on Form 10-Q for the six months ended June 30, 2025 and its Annual Report on Form 10-K for the year ended December 31, 2024.

The unaudited pro forma condensed consolidated financial information has been prepared in accordance with Article 11 of Regulation S-X. FibroGen’s accounting and financial reporting in these unaudited pro forma condensed consolidated financial information is based on its preliminary assessment of the appropriate application of accounting principles generally accepted in the U.S. (“U.S. GAAP”). The final application of U.S. GAAP to the Transaction may differ from what is presented in these unaudited pro forma condensed consolidated financial information.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2025 is prepared with the assumption that, as of June 30, 2025, the Transaction had been consummated without customary adjustment or indemnity claim and the Company had paid off all remaining obligations under the senior secured term loan facilities with MSTV.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2024 is prepared with the assumption that, as of January 1, 2024, the Transaction had been consummated, the Company had paid off all remaining obligations under the senior secured term loan facilities with MSTV and the Company has provided post-closing services under the transition services agreement during the year ended December 31, 2024. The Company has not included an unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2025, as the Transaction was already reflected as discontinued operations within the financial statements in its Quarterly Report on Form 10-Q for the period.

The transaction accounting adjustments to reflect the sale of FibroGen International in the unaudited pro forma condensed consolidated financial statements include:

•
The sale of the assets and liabilities of FibroGen International, and adjustments of events that are directly attributable to the sale including, but not limited to those required to record the estimated impact of the consideration received in connection with the transaction, transaction costs, and estimated gain associated with the transaction;
•
Adjustments to release all deferred revenue related to China single performance obligation and recognition as revenue associated with FibroGen International, which is then presented as part of discontinued operations;
•
Recognition of other income for the post-closing services provided under the transition services agreement; and
•
The use of proceeds received from the transaction and existing cash and cash equivalents to repay the remainder of a term loan; and
•
Adjustment to nonredeemable non-controlling interests related to the Company’s subsidiary, FibroGen International (Cayman) Ltd., for the distribution triggered by the Transaction.

The unaudited pro forma condensed consolidated financial information does not purport to be indicative of the results of operations, the financial position or the gain on the transaction which would have actually resulted if the above transactions contemplated had been consummated on the dates indicated, or which may result in the future.

We prepared the unaudited pro forma condensed consolidated financial information based upon assumptions deemed appropriate by our management. An explanation of certain assumptions is set forth under the notes to the unaudited pro forma condensed consolidated financial information. The pro forma adjustments may differ from those that have been or will be calculated to report the Transaction as a discontinued operation in our historical and future filings, and do not reflect future events that may occur after the Transaction.

The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes thereto.

FIBROGEN, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2025

(In thousands, except per share amounts)

	As Reported	Transaction Accounting Adjustments	Note 2	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$23,367	$121,659	(a)(b)	$145,026
Accounts receivable, net	136	—		136
Inventories	3,863	—		3,863
Prepaid expenses and other current assets	2,306	10,000	(a)	12,306
Current assets held for sale	132,650	(132,650)	(c)	—
Total current assets	162,322	(991)		161,331
Other assets	839	—		839
Long-term assets held for sale	14,894	(14,894)	(c)	—
Total assets	$178,055	$(15,885)		$162,170

Liabilities, redeemable non-controlling interests and deficit
Current liabilities:
Accounts payable	$10,477	$—		$10,477
Accrued and other current liabilities	35,916	3,807	(a)(b)(d)(e)	39,723
Deferred revenue	27,311	(20,723)	(f)	6,588
Senior secured term loan facilities, current	73,733	(73,733)	(b)	—
Current liabilities held for sale	8,458	(8,458)	(c)	—
Total current liabilities	155,895	(99,107)		56,788
Product development obligations	19,398	—		19,398
Deferred revenue, net of current	122,224	(122,224)	(f)	—
Liability related to sale of future revenues, non-current	61,306	—		61,306
Other long-term liabilities	106	—		106
Long-term liabilities held for sale	156	(156)	(c)	—
Total liabilities	359,085	(221,487)		137,598

Redeemable non-controlling interests	21,480	—		21,480
Stockholders’ deficit:
Preferred stock	—	—		—
Common stock	1,011	—		1,011
Additional paid-in capital	1,673,249	2,101	(e)	1,675,350
Accumulated other comprehensive loss	(4,794)	2,572	(g)	(2,222)
Accumulated deficit	(1,892,463)	208,383	(h)	(1,684,080)
Total stockholders’ deficit attributable to FibroGen	(222,997)	213,056		(9,941)
Nonredeemable non-controlling interests	20,487	(7,454)	(e)	13,033
Total equity (deficit)	(202,510)	205,602		3,092
Total liabilities, redeemable non-controlling interests and equity (deficit)	$178,055	$(15,885)		$162,170

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

FIBROGEN, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(In thousands, except per share amounts)

	As Reported	Transaction Accounting Adjustments	Note 2	Pro Forma
Revenue:
Development and other revenue	$1,948	—		$1,948
Drug product revenue, net	27,673	—		27,673
Total revenue	29,621	—		29,621

Operating costs and expenses:
Cost of goods sold	15,561	—		15,561
Research and development	95,692	—		95,692
Selling, general and administrative	49,330	—		49,330
Restructuring charge	19,454	—		19,454
Total operating costs and expenses	180,037	—		180,037
Loss from operations	(150,416)	—		(150,416)

Interest and other, net
Interest expense	(8,247)	—		(8,247)
Loss on debt extinguishments	—	(6,788)	(i)	(6,788)
Interest income and other income (expenses), net	5,296	777	(j)	6,073
Total interest and other, net	(2,951)	(6,011)		(8,962)

Loss from continuing operations before income taxes	(153,367)	(6,011)		(159,378)
Benefit from income taxes	(269)	—		(269)
Loss from continuing operations	$(153,098)	$(6,011)		$(159,109)

Loss from continuing operations per share - basic and diluted	$(1.53)			$(1.59)

Weighted average number of common shares used to calculate net loss per share - basic and diluted	100,044			100,044

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

FIBROGEN, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed consolidated financial information is prepared based on FibroGen’s historical consolidated financial statements and pursuant to Article 11 of Regulation S-X, adjusted for certain transaction accounting adjustments listed in the Note 2 below. Actual adjustments, however, may differ materially from the information presented.

In addition, FibroGen does not expect material income tax impact resulting from the transactions contemplated by the Agreement as it maintains a full valuation allowance on all of its deferred tax assets due to its history of losses.

2. Pro Forma Adjustments

The unaudited pro forma condensed consolidated financial information reflects the following adjustments:

(a)
Recognition of cash received for the sale of $210.4 million, less cash paid for transaction costs of $7.7 million at the closing of the transaction as of June 30, 2025, including payment of $2.2 million of outstanding accrued transaction costs; and recognition of $10.0 million receivable from AstraZeneca based on the assumption that there is no customary adjustment or indemnity claim post the closing of the Transaction.
(b)
Cash paid to MSTV of $80.9 million to pay off the remaining obligations of the term loan of $73.7 million, the outstanding accrued interest of $0.4 million and recognition of loss on debt extinguishments of $6.8 million as of June 30, 2025.
(c)
Derecognition of the associated assets and liabilities held-for-sale upon divestiture as of June 30, 2025, the net asset value of which is $138.9 million.
(d)
Recognition of $1.1 million accrued severance payable to certain officer and employees at the closing of the transaction, assuming the transaction had been consummated on June 30, 2025.
(e)
Recognition of $5.4 million payable to the minority shareholders of the Company’s subsidiary, FibroGen International (Cayman) Ltd, and the corresponding reduction to the nonredeemable non-controlling interests of $7.5 million and adjustment to additional paid-in capital of $2.1 million, for the distribution triggered by the Transaction.
(f)
Release of all deferred revenues related to the single performance obligation totaling $142.9 million associated with FibroGen International as of June 30, 2025.
(g)
Derecognition of the currency translation adjustment balance of $2.6 million related to FibroGen International as a result of foreign currency translation upon divestiture as of June 30, 2025.
(h)
This represents the net change in accumulated deficit of the following:
•
Recognition of gain on the transaction of $73.4 million, assuming the transaction had been consummated on June 30, 2025, which takes into consideration $210.4 million of cash received, $10.0 million receivable, less additional transaction costs of $5.5 million (total transaction costs of $7.7 million at the closing of the transaction, less $2.2 million that was accrued as of June 30, 2025 (see (a)), based on the net asset held-for-sale of $138.9 million (see (c)), and the currency translation adjustment balance of $2.6 million (see (g));
•
Recognition of loss on the debt extinguishments of $6.8 million (see (b));
•
Recognition of $1.1 million severance costs (see (d), which would be presented in the results of discontinued operations; and
•
Recognition of deferred revenue related to the single performance obligation totaling $142.9 million upon the sale of FibroGen International (see (f)), which would be presented in the results discontinued operations.
(i)
Recognition of loss on debt extinguishments of $6.8 million for the year ended December 31, 2024, assuming FibroGen had paid off all obligations under the senior secured term loan facilities with MSTV as of January 1, 2024.
(j)
Recognition of $0.8 million other income for the post-closing services provided under the transition services agreement during the year ended December 31, 2024.